Exhibit 99.1

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

FOR IMMEDIATE RELEASE

Varian Announces Incremental Gross Impact of New Tariffs

PALO ALTO, Calif. — May 16, 2019 — Varian (NYSE: VAR) today announced preliminary estimates of the incremental gross impact of new tariffs.

Over the past week, the US increased tariffs on certain goods (US List 3), and imposed new tariffs on certain other goods (US List 4), imported from China. Subsequently, China implemented a retaliatory increase in tariffs on certain goods imported from the US (responding to the US List 3 action). Management has preliminarily estimated the gross impact of these new tariffs to be in the range of $3M to $5M.

Management will update the market with more details, including any impact to FY19 guidance, during the third quarter earnings call.

About Varian
Varian is a leader in developing and delivering cancer care solutions and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 7,000 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, operating expenses, tax rate, cash flows, earnings growth or other financial results; and any statements using the terms “could,” “believe,” “expect,” “promising,” “outlook,” “should,” “well-positioned,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include our ability to achieve expected synergies from acquisitions; global economic conditions and changes to trends for cancer treatment regionally; currency exchange rates and tax rates; the impact of the Tax Cuts and Jobs Act; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; recent and potential future tariffs or a global trade war; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the company’s assessment of the goodwill associated with its proton solutions business, risks associated with the company providing financing for the construction and start-up operations of particle therapy centers, challenges associated with commercializing the company’s proton solutions business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the company’s assessment of the goodwill associated with its proton solutions business; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.